Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

W I T N E S S E T H:

WHEREAS, MetroCorp Bancshares, Inc., a Texas corporation (“Employer”), and George M. Lee, an individual resident in Houston, Harris County, Texas (“Executive”), entered into an Employment Agreement dated January 26, 2007 (the “Agreement”); and

WHEREAS, Section 8.8 of the Agreement provides that the Agreement may be amended by an agreement in writing signed by the parties to the Agreement; and

WHEREAS, Employer and Executive desire to amend the Agreement by this First Amendment to Employment Agreement (“First Amendment”) to make certain changes relating to Section 409A of the Internal Revenue Code of 1986 and to acknowledge the possible payment limitations of the Agreement to the extent required pursuant to the Employer’s participation in the Troubled Asset Relief Program Capital Purchase Program of the United States Department of the Treasury (the “Treasury”);

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and the Executive’s continued employment, the parties hereto agree that the Agreement is hereby amended as follows:

1. Effective as of January 1, 2009, Section 4.3 is hereby added to the Agreement as follows:

4.3 REIMBURSEMENTS AND IN-KIND BENEFITS

To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

2. Effective as of January 1, 2009, Section 6.5(a) is amended by adding the following at the end thereof:

Any reimbursements under this paragraph shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred. To the extent required by Section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

3. Effective as of January 1, 2009, the first sentence of Section 6.5(c) is amended in its entirety as follows:

If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 6.2, the Employer will pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) three (3) consecutive months thereafter, or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Executive, at the same time and in the same manner as the Employer’s customary payroll practices.

4. Effective as of January 1, 2009, Section 6.5(f) is amended in its entirety to read as follows:

(f) Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of the Executive’s “separation from service” (as defined under Section 409A of the Code (“Section 409A”)) the Executive is a “specified employee” (as defined under Section 409A), then to the extent that any amount to which the Executive is entitled in connection with his separation from service is subject to Section 409A, payments of such amounts to which the Executive would otherwise be entitled during the six (6) month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of the Executive’s death. The first sentence of this paragraph shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause the Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Employer may reform such provision; provided that the Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with the Executive regarding such amendments or modifications prior to the effective date of any such change.

5. Effective as of January 1, 2009, Section 9 is hereby added to the Agreement as follows:

9. UNITED STATES TREASURY CAPITAL PURCHASE PROGRAM PAYMENT LIMITATIONS.

Notwithstanding anything in this Agreement to the contrary, in the event the Company elects to participate in the Troubled Asset Relief Program Capital Purchase Program (“CPP”) of Treasury, any payments to the Executive shall be limited to the extent required under Section 111(b) of the Emergency Economic Stabilization Act of 2008

(“EESA”), as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the Company’s participation in the CPP (the “CPP Guidance”). The Executive agrees and consents to such amendments or waivers to this Agreement that may be necessary to comply with Section 111(b) of EESA and the CPP Guidance. This Section 9 shall be in effect only from the closing date of the Company’s participation in the CPP until such time as Treasury no longer owns any debt or equity securities of the Company acquired pursuant to the CPP, expect to the extent required by Section 111 of EESA.

6. Agreement to Remain in Full Force. All of the terms of the Agreement, as amended hereby, shall remain and continue in full force and effect and are hereby confirmed, as so amended, in all respects.

7. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, Employer and Executive have executed this First Amendment to the Agreement on this 31st day of December, 2008.

EMPLOYER: METROCORP BANCSHARES, INC.

By:	/s/ Don J. Wang
Name: Title:	Don J. Wang Chairman of the Board

EXECUTIVE

By:	/s/ George M. Lee
George M. Lee

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